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                                                          Exhibit 23.1

                       Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-23779) of AFC Cable Systems, Inc. and the related Prospectus, Registration Statement (Form S-8 No. 33-76298) pertaining to the 1993 Equity Incentive Plan and the 1993 Stock Option Plan for Non-Employee Directors of AFC Cable Systems, Inc. and the Registration Statement (Form S-8 No. 33-83420) pertaining to the 401(k) Savings and Profit Sharing Plans of AFC Cable Systems, Inc. of our reports dated February 14, 1997, with respect to the consolidated financial statements and schedule of AFC Cable Systems, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1996.

                                                           ERNST & YOUNG LLP

Providence, Rhode Island
March 26, 1997